Exhibit 99.1

athenahealth Launches Federal Stimulus Bonus Payment Guarantee Program for Physicians Nationwide

-- athenaClinicals electronic health record (EHR) service helps physicians to collect Health Information Technology for Economic and Clinical Health (HITECH) Act bonus payment

-- Guarantee of Medicare bonus payment to every physician who signs up for and completes implementation of athenaClinicals between now and January of 2011

WATERTOWN, Mass.--(BUSINESS WIRE)--September 15, 2009--athenahealth, Inc. (NASDAQ: ATHN), a leading provider of Internet-based business services to physician practices, today announced it has launched a program guaranteeing that physicians who use its EHR service, athenaClinicalsSM, will receive a HITECH Act bonus payment under the 2011 program year. To learn more about athenahealth’s EHR and the new federal bonus guarantee program please visit: www.athenahealth.com/bonus.

“While traditional software vendors make promises that their functionality will ‘evolve’ to ‘meet standards for meaningful use,’ the rapid pace of change in health care means that physicians can’t afford to wait and are expecting a lot more,” said Jonathan Bush, athenahealth’s Chairman and CEO. “As a result, athenahealth is making a no-excuses guarantee of HITECH Act bonus money with our service-based EHR for two core reasons: first, we are uniquely positioned to do so given our web-based, shared risk service model, and second, the reform environment has driven physicians to look beyond licensed software for partners who take an active interest in improving their financial and clinical outcomes in an ongoing manner. Health reform is happening at a revolutionary speed, and licensed software, whether it’s hosted or client server-based, is moving at an evolutionary pace – we want people to know there is a better way.”

The HITECH Act was signed into law by President Obama on February 17th, 2009, as part of the larger stimulus package known as the American Recovery and Reinvestment Act of 2009. The Act includes up to $44,000 total in Medicare payment incentives per eligible provider who demonstrates “meaningful use” of an EHR starting in 2011. For additional information on the HITECH Act please visit: www.athenahealth.com/HITECHAct.

“athenahealth’s launch of this industry-unique HITECH Act bonus guarantee program further demonstrates its differentiated business model as being truly aligned with clients’ financial and clinical outcomes. This model is the primary reason our care delivery network uses its EHR service,” said Bo Kopynec, M.D., a family physician with FirstHealth of the Carolinas, a private, non-governmental, not-for-profit health care network serving 15 counties in the Mid-Carolinas. “To qualify for the HITECH stimulus dollars, medical practices will have to find and build new ways of monitoring all of the program’s various eligibility requirements, change and map clinical workflows against those, and then make sure they are practicing and reporting properly to comply over time. Software vendors do not assume risk in helping their clients successfully participate and collect payment. Guaranteeing that their software will work or offering loans is simply not going far enough.”

The Company’s new Clinical Intelligence Team (CIT) will support athenahealth’s Federal Stimulus Bonus Payment Guarantee Program, working to deliver the maximum allowable stimulus benefit to physicians by ensuring that both athenaCollectorSM and athenaClinicals services are continuously updated and compliant with all HITECH Act reporting requirements.

Bush continued, “The overarching benefit of our unique software-enabled service (SeS) model is that we take on the work of getting physicians enrolled and qualified for new programs like the HITECH Act, and at no additional charge, we update our national network daily with new rules and requirements for physicians, whether from the government or commercial payers. This virtual back-office service means that providers avoid the distraction and cost of maintaining and updating traditional software, the failure of which has prompted the need for the HITECH Act itself.”

athenahealth expects to incur a related expense when physicians sign up under the guarantee program. This expense would be reversed when physicians receive their bonus payments.

About athenahealth

athenahealth, Inc. is a leading provider of Internet-based business services for physician practices. athenahealth’s service offerings are based on proprietary web-native practice management and electronic health record (EHR) software, a continuously updated payer knowledge-base, integrated back-office service operations, and automated and live patient communication services. For more information visit www.athenahealth.com or call (888) 652-8200.

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the benefits of athenahealth's service offerings and the ability of those offerings to meet the requirements of the HITECH Act bonus payment program. These statements are neither promises nor guarantees, and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: the risk that our services offerings will not operate in the manner that we expect, due to design flaws, security breaches or otherwise; potential interruptions or delays in our internet-based services offerings; our reliance upon third parties, such as computer hardware, software, data-hosting and internet infrastructure providers, which reliance may result in failures or disruptions in our service offerings; errors or omissions included in our payer and clinical intelligence rules engine and database; and the evolving and complex government regulatory compliance environment in which we and our clients operate. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. athenahealth undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by athenahealth, please see the disclosure contained in our public filings with the Securities and Exchange Commission, available on the Investors section of our website at http://www.athenahealth.com and on the SEC’s website at http://www.sec.gov.

Photos/Multimedia Gallery Available: http://www.businesswire.com/cgi-bin/mmg.cgi?eid=6049514&lang=en

CONTACT:
Media
athenahealth, Inc.
John Hallock, 617-402-1428
Director, Corporate Communications
media@athenahealth.com
or
Investors
athenahealth, Inc.
Jennifer Heizer, 617-402-1322
Senior Manager, Investor Relations
investorrelations@athenahealth.com